Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

GLYCOMIMETICS, INC.

17
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(c) and 457(h	2,575,749	$3.005 (2)	$7,740,125.75 (2)	$147.60 per million	$1,142.44
Total Offering Amounts					$7,740,125.75		$1,142.44
Total Fee Offsets							—
Net Fee Due							$1,142.44

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Amended and Restated 2013 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated on the basis of $3.005, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 21, 2024.